Exhibit 99.1

Dear Shareholder,

As the world deals with the health-related and economic challenges brought on by the COVID-19 pandemic, Monroe Capital Income Plus Corporation (the “Company,” “Income Plus,” “we,” “us,” or “our”) and our investment advisor, Monroe Capital BDC Advisors, LLC, and its affiliates (“Monroe”) feel it is important to communicate with you in a way that goes beyond the regular financial statement reporting.

The lockdowns implemented as a result of the COVID-19 pandemic have created anxiety and uncertainty about personal income and business profitability. Volatility in the public securities markets has exacerbated investors’ concerns and also led investors to ask questions about private market investments and their valuations, stability, and outlook. These questions are what we wish to address today as they pertain to the Monroe Capital Income Plus Corporation.

We will discuss the following:

1.	Estimates of First Quarter 2020 financial results
2.	Income Plus Portfolio
3.	Portfolio Valuations
4.	Liquidity
5.	COVID-19
6.	Monroe’s Outlook on the Private Lending Opportunity

1. Estimates of First Quarter 2020 Financial Results:

The following are preliminary estimates, subject to change pending the completion of our quarterly financial reports for the quarter ended March 31, 2020.

o	Estimated Net Investment Income – Q1 2020 Net Investment Income is anticipated to be between $0.18 and $0.22 per share.

o	Estimated Q1 2020 Dividend – We anticipate that the Board of Directors will confirm an all-cash dividend at their May meeting. This dividend will be paid to shareholders of record as of May 13, 2020.

o	Estimated Net Asset Value – We anticipate the Company’s March 31, 2020 Net Asset Value per share to be between $9.39 and $9.59.

o	Debt-to-Equity – We anticipate our debt-to-equity ratio at March 31, 2020 to be between 0.88x and 0.92x. We continue to utilize leverage in a conservative way and remain in compliance with all covenants under our credit facility.

o	As of March 31, 2020, all portfolio companies were current with respect to payments and remain on accrual status.

2. Income Plus Portfolio

Several months prior to the launch of Income Plus in January of 2019, investment markets began exhibiting what we believed were signs of a late-stage economic cycle. While we did not anticipate the COVID-19 pandemic, the defensive positioning of the portfolio today reflects our long-held views on the potential for an economic downturn.

As of March 31, 2020, over 95% of the portfolio (at fair value) is invested in senior secured loans. We have emphasized portfolio diversification over ramping the portfolio quickly. The portfolio has investments in approximately 50 portfolio companies with no single issuer representing more than 7% of the portfolio. We would expect this diversification to increase over time as we continue to make new investments. We also have very little exposure to segments of the market that tend to be more cyclical, such as airlines, hotels, oil & gas, and restaurants. We believe this has been beneficial as we have entered the COVID-related shutdown as those segments of the market have been particularly hard-hit.

3. Portfolio Valuations

Investors witnessed an unsettling drop in equity values during the first quarter, with the S&P 500 off 19.6%. Significant price declines were also seen in traded credit investments. Prices of syndicated bank loans, for example, were lower by 13.0%, as measured by the S&P LSTA index. The valuations on Income Plus investments also declined during the first quarter, but to a much smaller degree; our portfolio valuation declined from approximately 101% of cost at December 31, 2019 to an expected portfolio valuation of between 96% and 98% of cost as of March 31, 2020.

Our decline in portfolio valuations during the first quarter was more tempered than the public market decline valuations and we believe that the following were contributing factors:

•	All loans are not created equal. Monroe generally structures loans in a more conservative way than loans issued in the upper middle market and even more so when compared with large broadly syndicated loans. Metrics like Debt/EBITDA and Loan-to-Value for Monroe-agented loans tend to be lower.
•	Coupons tend to be higher on our transactions than in the market for larger transactions.
•	The vast majority of our loans are amortizing and contain LIBOR floors.
•	Our sector/industry mix is less economically sensitive than the market averages – we tend to avoid investments in highly cyclical industries like airlines, hotels, oil & gas, and restaurants, where market spreads have widened further pushing valuations lower.

4. Liquidity

To date, Income Plus Corporation has met all borrower revolver draw requests and has appropriate liquidity to meet any future requests. As of March 31, 2020, Income Plus had approximately $5.4 million in cash and restricted cash and $3.0 million available for additional borrowings on our revolving credit facility with KeyBank National Association, as administrative agent (the “Revolving Credit Facility”).

On May 1, 2020, we amended the Revolving Credit Facility to, among other things, reduce pricing, expand the investment eligibility parameters to include certain opportunistic loans, increase the advance rates available under the Revolving Credit Facility, extend the reinvestment period to May 1, 2023, and implement various modifications related to the COVID-19 pandemic. In addition, the amendment implemented an uncommitted accordion feature to upsize the Revolving Credit Facility to $300.0 million in the future, if needed.

5. COVID-19

Clearly, the pandemic has been highly disruptive to many individuals and businesses. Monroe, like many companies, had to make the adjustment from an office setting to a virtual one. The transition was smooth, and we have adapted to communicating and operating from remote locations. We also had to adjust to the new, complex reality that our borrowers were facing in their businesses. By design, the credit infrastructure at Monroe was ready to handle any and all challenges brought on by the COVID-19 pandemic. Monroe has a large, experienced credit team, and as a firm we have experience managing through economic cycles. Our credit team has been in very close contact with our borrowers to assess what issues they are facing and to what extent their liquidity might be affected by a prolonged shutdown. Our ongoing review of portfolio companies held within the Income Plus Corporation portfolio continues to be encouraging. We have grouped all borrowers into three categories as it relates to COVID-19 -- Those with higher levels of sensitivity, those with a moderate sensitivity, and those with less impact from the pandemic. As of May 1, we have placed 7 investments, representing approximately 11% of par outstanding, in that higher, more sensitive category. These borrowers are monitored very closely, and we are dedicating extra resources to understanding and considering their unique situations.

6. Monroe’s Outlook on the Private Lending Opportunity

On the heels of a very difficult first quarter in the broader loan market, the second quarter has thus far shown signs of recovery. As certain U.S. states begin to discuss opening up and apparent progress in both treatment of the pandemic and a possible vaccine emerges, public equity and credit markets have regained a portion of the negative Q1 performance. Within the loan market, the LSTA index has appreciated 3.3% in April.

The current economic challenges have moderated the prevalent risk-seeking behavior that characterized private market investments for the last 3 years. Many lenders have shifted their focus away from new deal generation and toward portfolio management and workout. Private loan transactions, which ground to a near halt in March, are showing signs of picking up again; however, these deals are being scrutinized with greater trepidation on the part of both equity and debt providers. The result of this revised approach has thus far materialized in lower purchase price multiples by equity investors and higher loan pricing on debt facilities at lower leverage levels. From our standpoint as a lender, the current new deal market is much more appealing and is likely to result in more conservative lending opportunities with very attractive return potential. While the longer-term impact of COVID-19 on the economy remains uncertain, we believe that there is likely to be a protracted period of economic weakness and recovery. Once the medical issues related to the pandemic are contained, the timing of which is not yet determined, we expect the economic impact to be material and the recovery to be protracted. As a result, the current improved lending environment for newly raised capital should continue for an extended period and could result in higher yields and a lower-risk portfolio when compared to more recent lending environments.

We welcome any questions you may have. Please feel free to reach out to your Monroe contact any time.

About Monroe Capital Income Plus Corporation

Monroe Capital Income Plus Corporation is an externally-managed, closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is a specialty finance company that is focused on providing financing solutions primarily to lower middle-market companies in the United States and Canada. The Company is managed by Monroe Capital BDC Advisors, LLC, an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended.

Important Disclosures and Forward-Looking Statements

This letter is for informational purposes only. It does not convey an offer of any type and is not intended to be, and should not be construed as, an offer to sell, or the solicitation of an offer to buy, any interest in the Company. Any such offering can be made only at the time a qualified offeree receives a confidential private placement memorandum and other operative documents which contain significant details with respect to risks.

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant market volatility on our business, our portfolio companies, our industry and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.